Exhibit 99.1

CONSOLIDATED WATER CO. LTD.

REPORTS THIRD QUARTER OPERATING RESULTS

GEORGE TOWN, Grand Cayman, Cayman Islands (November 9, 2016) -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”) (“Consolidated Water” or “the Company”), which develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent, today reported its operating results for the third quarter of 2016. The Company will host an investor conference call on Thursday, November 10, 2016 at 11:00 a.m. EST (see details below) to discuss its operating results and other topics of interest.

Third Quarter Operating Results

The net loss attributable to Consolidated Water Co. Ltd. stockholders for the quarter ended September 30, 2016 was ($1,865,332), ($0.13) per share on a fully-diluted basis. The Company reported net income of $1,775,500, $0.12 per share on a fully-diluted basis, for the quarter ended September 30, 2015. The net loss reported by the Company for the current quarter is attributable to impairment losses aggregating approximately $4.6 million recorded for its Bali long-lived assets, the goodwill recorded in connection with its acquisition of Aerex Industries, Inc., (“Aerex”) and its equity investment in Ocean Conversion (BVI) Ltd (“OC-BVI”)

Revenues generated by retail water operations were $5,447,200 in 2016 as compared to $5,828,288 in 2015. Although the volume of water sold by Cayman retail operations increased by approximately 2% from 2015 to 2016, retail revenues decreased due to (i) lower energy costs, which reduced the energy component of the rates charged to Cayman retail customers by $276,663 from 2015; (ii) the annual first quarter adjustment of Cayman retail base rates under the Company’s retail license, which were lowered in the first quarter of 2016 by 4.4% due to downward movement in the price indices used as the basis for such rate adjustments; and (iii) a decrease in the sales of the Company’s Bali operations of approximately $95,000.

Bulk segment revenues were $7,429,732 and $7,919,920 for 2016 and 2015, respectively. The decrease in bulk revenues from 2015 to 2016 is attributable to the Company’s Bahamas and Cayman operations, which generated approximately $246,000 and $296,000 less in revenues, respectively, in 2016 than in 2015 due to a significant decrease in the prices of diesel fuel and electricity from 2015 to 2016, which reduced the energy component of bulk water rates.

Services segment revenues were $1,508,421 and $857,441 for 2016 and 2015, respectively. Services revenues increased in 2016 primarily as a result of the addition of the revenues of Aerex after the acquisition of 51% of this company on February 11, 2016.

Consolidated gross profit increased to $5,919,323 (41% of total revenues) in 2016, versus $5,641,743 (39% of total revenues) in 2015. Gross profit for retail revenues was $2,982,359 (55% of retail revenues) and $3,187,830 (55% of retail revenues) in 2016 and 2015, respectively. Gross profit on bulk revenues was $2,507,570 (34% of bulk revenues), compared with $2,258,673 (29% of bulk revenues) for the prior year period. The services segment generated gross profit of $429,394 in 2016 as compared to $195,240 in 2015.

Consolidated general and administrative expenses (“G&A”) increased to approximately $4.5 million in 2016 from approximately $3.5 million in 2015 due to the addition of the G&A expenses of Aerex and an increase in the project development expenses incurred by the Company’s Mexican subsidiary, N.S.C. Agua S.A. de C.V. (“NSC”).

Other income (expense), net for 2016 was ($762,696) as compared to ($302,603) for 2015. The fluctuation in this net component of results of operations reflects (i) an impairment loss recorded for the Company’s equity investment in OC-BVI in 2016 of ($875,000), as compared to an impairment loss recorded for this investment of ($225,000) in 2015; (ii) an unrealized loss of ($275,000) recorded in 2016 resulting from the revaluation of the net put/call option value recorded in connection with the Aerex acquisition; and (iii) foreign currency gains recorded for PT Consolidated Water Bali (“CW-Bali”) of approximately $28,000 in 2016 as compared to foreign currency losses recorded for this subsidiary of approximately ($309,000) in 2015.

Management Comments

“Our third quarter operating results were adversely impacted by non-cash impairment losses for our desalination plant in Bali, Indonesia, our long-standing investment in OC-BVI and the goodwill we recorded in connection with our recent acquisition of Aerex,” stated CEO Rick McTaggart.

“We are disappointed that after four years spent developing and operating our desalination plant in Bali, we were required to take a $2 million impairment loss against the long-lived assets of that business due to reasons more fully explained in our most recent Form 10-Q filing with the SEC for the three months ended September 30, 2016.

During this past quarter, our affiliate OC-BVI was invited by the BVI government to provide a proposal to provide water from its Bar Bay desalination plant for an additional 14 years from March 2017.  On October 18, 2016, OC-BVI submitted such proposal on terms and conditions that it believes are commercially acceptable to the BVI government.  After taking into consideration the terms of this latest proposal, which includes a lower rate for the water than OC-BVI is presently charging, and its probable impact on the OC-BVI’s future profitability, we were required to take a non-cash impairment loss on our investment in OC-BVI of $875,000.

Aerex’s actual results of operations for the period subsequent to our acquisition of 51% of this company on February 11, 2016 have fallen significantly short of the projected results for this period that were included in the overall cash flow projections that we utilized to determine the purchase price for Aerex and the fair values of its assets and liabilities. Due to this negative variance in actual results compared to projected results, we were required to test the goodwill we recorded as part of the Aerex acquisition for possible impairment as of September 30, 2016. As a result of this impairment testing, we determined that the carrying value of this goodwill exceeded its fair value, and recorded an impairment loss for the three months ended September 30, 2016 of $1,750,000 for this goodwill.”

McTaggart continued “Although Aerex’s performance this year has been disappointing, we believe that the Aerex business will eventually return to its historical levels. We further believe that Aerex’s quality of products, depth and capabilities of operations, available manufacturing capacity and strong customer relationships will enhance shareholder value in the future.”

The gross profit generated by our bulk and services segments, which indicate operational performance before administrative costs and impairment charges, was up by approximately $250,000 and $230,000, respectively, during this past quarter compared to the prior year’s third quarter.  The gross profit of our retail segment declined by $200,000 as a result of lower revenues in Grand Cayman and Bali, Indonesia.

In October 2016, after a 21-day public consultation period during which we provided meaningful input to the draft legislation, the Government of the Cayman Islands passed a law which created a new utilities regulation and competition office (“URCO”), as an independent and accountable regulatory body with a view of protecting the rights of consumers, encouraging affordable utility services, and promoting competition. URCO has the ability to supervise, monitor and regulate multiple utility undertakings and markets. While water utilities are not presently included in the scope of URCO’s regulatory functions and remain under the regulatory control of the Water Authority-Cayman (“WAC”), we have been advised by government officials that the government intends to include water utilities under the ambit of URCO through additional legislation in 2017. We have been further advised that if and when this additional legislation is enacted, the WAC will no longer regulate water utilities since this function will be taken over by URCO.  We are pleased that the Cayman Islands government has taken this important first step to create an independent water utilities regulator and we are grateful that we were able to take part in shaping this important legislation.

As previously reported, on August 22, 2016, the public private partnership agreement, or APP Agreement, for the 100 million gallon per day seawater desalination plant in Rosarito, Mexico and the accompanying potable water conveyance pipeline to the Mexican municipal water system was executed between our Mexican subsidiary and various government agencies of the State of Baja California, Mexico.  The APP Agreement contains a number of conditions that must be met before it becomes effective.  We are hopeful that all of these conditions will be met by mid-2017, at which time we can begin construction of this very important project for the State and for our Company,” concluded Mr. McTaggart

Nine Months Operating Results

Net income attributable to Consolidated Water Co. Ltd. stockholders for 2016 was $2,393,642 ($0.16 per share on a fully-diluted basis), as compared to $5,924,861 ($0.40 per share on a fully-diluted basis) for 2015.

Total revenues for 2016 and 2015 were $43,818,760 and $43,757,430 respectively. Higher revenues for the services segment in 2016 served to offset a decline in retail and bulk segment revenues. Gross profit for 2016 was $18,688,733 or 43% of total revenues, as compared to $17,755,339 or 41% of total revenues, for 2015. Gross profit for the bulk and services segments increased while the retail segment gross profit declined in 2016 from 2015.

G&A expenses on a consolidated basis were $13,925,439 and $11,042,507 for 2016 and 2015, respectively. The increase in consolidated G&A expenses from 2015 to 2016 is primarily attributable to the addition of approximately $1,671,000 in expenses for Aerex after the Company’s acquisition of a 51% ownership interest in this company in February 2016 and an increase of approximately $879,000 in the project development expenses incurred by NSC.

Other income (expense), net for 2016 was $45,698 as compared to ($493,965) for 2015. The fluctuation in this net component of results of operations reflects (i) an impairment loss recorded for the Company’s equity investment in OC-BVI in 2016 of ($925,000), as compared to an impairment loss recorded for this investment of ($810,000) in 2015; (ii) an unrealized loss of ($275,000) recorded in 2016 resulting from the revaluation of the net put/call option value recorded in connection with the Aerex acquisition; and (iii) foreign currency gains recorded for CW-Bali of approximately $202,000 in 2016 as compared to foreign currency losses recorded for this subsidiary of approximately ($542,000) in 2015.

Cash Dividends

On October 31, 2016, the Company paid a quarterly cash dividend of $0.075 per share to shareholders of record at the close of business on October 3, 2016. The Company has paid cash dividends to shareholders since 1985.

Investor Conference Call

The Company will host a conference call at 11:00 a.m. Eastern Time (EST) on Thursday, November 10, 2016 to discuss its third quarter operating results and other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 844-875-6913 (international/local participants dial 412-317-6709) and requesting participation in the “Consolidated Water Company Call” a few minutes before 11:00 a.m. EST on Thursday, November 10, 2016.

A replay of the conference call will be available one hour after the call through November 17, 2016 at 9:00a.m. by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID # 10096381, and on the Company’s website at www.cwco.com.

CWCO-E

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and distribution facilities and provides water-related products and services to customers in the Cayman Islands, Belize, the British Virgin Islands, The Commonwealth of The Bahamas, Indonesia and the United States.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands. The Company’s ordinary (common) stock is traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationships with the governments of the jurisdictions in which it operates, the outcome of its negotiations with the Cayman government regarding a new retail license agreement, its ability to successfully secure contracts for water projects, including the projects under development in Baja California, Mexico and Bali, Indonesia, its ability to develop and operate such projects profitably, and its ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (“SEC”).

By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO, at (954) 509-8200 or via e-mail at info@cwco.com

(Financial Highlights Follow)

 CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$37,092,112	$44,792,734
Certificate of deposit	-	5,637,538
Restricted cash	-	428,203
Accounts receivable, net	15,099,235	9,529,016
Inventory	2,087,716	1,918,728
Prepaid expenses and other current assets	1,622,789	1,282,660
Current portion of loans receivable	1,769,129	1,841,851
Costs and estimated earnings in excess of billings	1,448,393	-
Total current assets	59,119,374	65,430,730
Property, plant and equipment, net	52,742,944	53,743,170
Construction in progress	1,810,710	1,928,610
Inventory, non-current	4,817,933	4,558,374
Loans receivable	2,471,596	3,769,016
Investment in OC-BVI	3,942,869	4,548,271
Intangible assets, net	5,594,560	771,811
Goodwill	9,784,248	3,499,037
Land held for development	20,558,424	20,558,424
Other assets	2,446,865	2,767,583
Total assets	$163,289,523	$161,575,026

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other current liabilities	$5,298,330	$4,829,535
Dividends payable	1,183,222	1,177,246
Note payable to related party	490,000	-
Demand loan payable	-	6,958,328
Billings in excess of costs and estimated earnings	-	189,985
Total current liabilities	6,971,552	13,155,094
Deferred tax liability	2,061,438	-
Other liabilities	882,827	224,827
Total liabilities	9,915,817	13,379,921
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares;issued and outstanding 35,739 and 38,804 shares, respectively	21,443	23,282
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 14,818,699 and 14,781,201 shares, respectively	8,891,219	8,868,721
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued	-	-
Additional paid-in capital	85,131,881	84,597,349
Retained earnings	51,139,896	52,084,175
Cumulative translation adjustment	(549,555)	(533,365)
Total Consolidated Water Co. Ltd. stockholders' equity	144,634,884	145,040,162
Non-controlling interests	8,738,822	3,154,943
Total equity	153,373,706	148,195,105
Total liabilities and equity	$163,289,523	$161,575,026

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Retail revenues	$5,447,200	$5,828,288	$17,710,271	$18,116,111
Bulk revenues	7,429,732	7,919,920	22,136,086	24,489,509
Services revenues	1,508,421	857,441	3,972,403	1,151,810
Total revenues	14,385,353	14,605,649	43,818,760	43,757,430

Cost of retail revenues	2,464,841	2,640,458	7,779,831	8,065,019
Cost of bulk revenues	4,922,162	5,661,247	14,345,747	16,777,236
Cost of services revenues	1,079,027	662,201	3,004,449	1,159,836
Total cost of revenues	8,466,030	8,963,906	25,130,027	26,002,091
Gross profit	5,919,323	5,641,743	18,688,733	17,755,339
General and administrative expenses	4,528,679	3,487,967	13,925,439	11,042,507
Impairment loss on long-lived assets	2,000,000	-	2,000,000	-
Impairment of goodwill	1,750,000	-	1,750,000	-
Income (loss) from operations	(2,359,356)	2,153,776	1,013,294	6,712,832

Other income (expense):
Interest income	137,806	270,830	514,532	762,613
Interest expense	(1,246)	(66,566)	(95,615)	(204,027)
Profit sharing income from OC-BVI	38,475	28,350	87,075	76,950
Equity in earnings of OC-BVI	101,301	73,294	232,523	211,117
Impairment loss on investment in OC-BVI	(875,000)	(225,000)	(925,000)	(810,000)
Unrealized loss on put/call option	(275,000)	-	(275,000)	-
Other	110,968	(383,511)	507,183	(530,618)
Other income (expense), net	(762,696)	(302,603)	45,698	(493,965)
Income (loss) before income taxes	(3,122,052)	1,851,173	1,058,992	6,218,867
Provision for (benefit from) income taxes	(146,198)	-	(389,860)	-
Net income (loss)	(2,975,854)	1,851,173	1,448,852	6,218,867
Income (loss) attributable to non-controlling interests	(1,110,522)	75,673	(944,790)	294,006
Net income (loss)attributable to Consolidated Water Co. Ltd. stockholders	$(1,865,332)	$1,775,500	$2,393,642	$5,924,861

Basic earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders	$(0.13)	$0.12	$0.16	$0.40
Diluted earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders	$(0.13)	$0.12	$0.16	$0.40
Dividends declared per common share	$0.075	$0.075	$0.225	$0.225

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,815,248	14,749,249	14,803,216	14,734,799
Diluted earnings per share	14,852,967	14,802,322	14,940,635	14,787,904

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income (loss)	$(2,975,854)	$1,851,173	$1,448,852	$6,218,867
Other comprehensive income (loss)
Foreign currency translation adjustment	(11,208)	(2,475)	(17,042)	(45,226)
Total other comprehensive income (loss)	(11,208)	(2,475)	(17,042)	(45,226)
Comprehensive income (loss)	(2,987,062)	1,848,698	1,431,810	6,173,641
Comprehensive income (loss) attributable to non-controlling interests	(1,111,082)	75,550	(945,642)	291,745
Comprehensive income (loss) attributable to Consolidated Water Co. Ltd. stockholders	$(1,875,980)	$1,773,148	$2,377,452	$5,881,896